EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bancorp Rhode Island, Inc.

We consent to incorporation by reference in the registration statements on Form S-8, File Nos. 333-46438, 333-89148, 333-107130 and 333-118293 of Bancorp Rhode Island, Inc. of our reports dated February 22, 2005, with respect to the consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of the internal control over financial reporting as of December 31, 2004, which reports appear in the Annual Report on Form 10-K of Bancorp Rhode Island, Inc. and to the reference, to our Firm under the heading “Selected Consolidated Financial Data”.

/s/ KPMG LLP

Providence, Rhode Island

February 22, 2005